Exhibit 99.3
FOR IMMEDIATE RELEASE
MRV COMMUNICATIONS, INC. ANNOUNCES CLOSING OF EQUITY PRIVATE PLACEMENT
CHATSWORTH, CA — March 20, 2006 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), today announced that its previously announcement agreement with a group of institutional investors with respect to the private placement of approximately 19.9 million shares of its common stock at a purchase price of $3.75 per share for gross proceeds of approximately $74.5 million has closed. Under the agreement, MRV agreed to file a registration statement with the Securities and Exchange Commission within thirty days of the closing for purposes of registering the resale of the common stock issued and sold in the private placement. The net proceeds to the Company are estimated to be approximately $70 million. The purchase price per share represented a 15% premium to the volume weighted average trading price per share of MRV’s common stock over the 30 trading days as reported by Bloomberg L.P. prior to the entry into the agreement.
The net proceeds to the Company will be used for working capital, general corporate purposes and in its efforts to support its recent growth in revenues. The Company also may use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in technologies, products or services that complement its business.
The securities offered in this private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, or any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Chris Danne, Rakesh Mehta
Investor Relations	(415) 217-7722
(818) 886-MRVC (6782)	chris@blueshirtgroup.com
ir@mrv.com	rakesh@blueshirtgroup.com